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                                                                      Exhibit 99

PRESS RELEASE
-------------

FOR IMMEDIATE RELEASE

Contact:

Ed Jordan
CFO
ITXC Corp
+1.609.750.3302
ir@itxc.com

               ITXC Corp Announces Stock Repurchase Authorization

Princeton, NJ - Sept. 14, 2001--ITXC Corp (NASDAQ:ITXC) today announced that its board of directors has authorized a stock repurchase program of up to $10 million. The program is effective immediately.

"We have confidence in our country and in our market-leading position both today and into the future," said ITXC Chairman and CEO Tom Evslin. "Our cash position is strong and we have no net debt. We believe that this stock repurchase program is in the best interests of our shareholders."

Any purchases under ITXC's stock repurchase program may be made, from time-to-time, in the open market, through block trades or otherwise. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice.

As of July 31, 2001, ITXC had approximately 45 million shares outstanding.

                                       xxx

About ITXC:

ITXC Corp established and operates ITXC.net, the largest global network for voice on the Internet with 613 points of presence in more than 338 cities and 130 countries, as of August 31, 2001. The Company is the leading provider of worldwide Internet voice services.

ITXC's patented BestValue Routing(TM) technology provides such high voice quality over the Internet that Tier 1 carriers use ITXC for worldwide phone-to-phone traffic without indicating that the calls are actually going over the Internet.

Customers include major traditional carriers around the world and RBOCs who achieve lower costs for phone-to-phone calls while maintaining highest quality, Web merchants who increase sales with Push to Talk buttons on Web sites and e-mail, as well as Internet-based Web-to-phone providers.

Forward-looking statements:

ITXC has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" consist of all non-historical information and include the analysis of historical data in this release. Actual results could differ materially from those projected in the Company's forward-looking statements due to numerous known and unknown risks and uncertainties including, among other things, unanticipated technological difficulties, the volatile and competitive environment for Internet telephony, changes in domestic and foreign economic, market, and regulatory conditions, the creditworthiness of our customers, uncertainty in legal proceedings and other considerations described as "Risk Factors" in Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and in other filings by the Company with the SEC.